Exhibit 99.1

ModivCare Expands Personal Care

Segment with Acquisition of CareFinders

-- Adds greater scale to ModivCare’s leading personal care platform established with the foundational acquisition of Simplura Health Group --

DENVER – July 26, 2021 – ModivCare Inc. (“ModivCare” or the “Company”) (Nasdaq: MODV), a technology-enabled healthcare services company that provides a suite of integrated supportive care solutions focused on improving patient outcomes, today announced that the Company has signed a merger agreement to acquire CareFinders Total Care LLC (“CareFinders”).

CareFinders is a personal care provider in the Northeast, with a scaled presence in New Jersey, Pennsylvania, and Connecticut. CareFinders delivers approximately 10 million hours of care annually to over 7,500 patients through its more than 6,200 caregivers. CareFinders’ annual revenue is approximately $200 million, pro forma for recent acquisitions, generated primarily from Medicaid and Managed Care Organization payors. During the pandemic, ModivCare partnered with CareFinders to remove the barrier of transportation for its caregivers by providing more than 85,000 rides, which greatly assisted CareFinders in continuing to care for their patients in the home.

Under the terms of the agreement, ModivCare will acquire 100 percent of the equity interests in CareFinders for a purchase price of $340 million (subject to customary purchase price adjustments), inclusive of estimated $34 million of net present value tax attributes generated by the transaction, implying a net purchase price of $306 million. ModivCare intends to fund the transaction through a combination of cash on hand and the Company’s credit facility. The transaction is expected to close in the third quarter of 2021, subject to customary closing conditions.

Once the acquisition of CareFinders is completed, ModivCare’s personal care segment is expected to include nearly 16,000 caregivers across 7 states, expecting to provide approximately 30 million hours of care to approximately 18,000 patients annually.

“ModivCare is leading the transformation to better connect people with care, through transportation, personal care, and nutritional meal delivery,” said Daniel E. Greenleaf, President and Chief Executive Officer of ModivCare. “The acquisition of CareFinders broadens access to in-home personal care solutions for patients and supports our strategy to expand on our personal care platform. We are evaluating an expanse of opportunities to continue this exciting and profitable growth. As we expand our footprint, we believe we will drive significant value for our patients, partners, and shareholders.”

RESPECT • TRUST • RELIABLE • COMPASSION • SAFETY • TRANSPARENCY

Mr. Greenleaf further commented, “Creating healthier communities means providing connections to more reliable care and being the partner of choice for caregivers, and for the payors and states we serve. With the acquisition of CareFinders, we are incredibly excited about advancing health equity for those who need it most.”

Dave Middleton, President and Chief Executive Officer of ModivCare’s personal care segment, added, “The combination of our companies further strengthens our presence in the Northeast and complements our existing personal care capabilities. We are better together – making a meaningful difference one patient, and one moment of care at a time.”

Heath Sampson, Chief Financial Officer of ModivCare, added, “The transaction is projected to deliver immediate earnings accretion to ModivCare. Furthermore, in addition to an exciting long-term trajectory, we expect near-term momentum from the business as COVID-19 pressures recede and recent rate increases are implemented.”

Jim Robinson, Chief Executive Officer of CareFinders added, “CareFinders has been dedicated to improving the lives of our patients and creating a uniquely rewarding environment for caregivers throughout our history, so it is a natural fit for us to join the ModivCare family of integrated supportive care solutions. We look forward to partnering with the entire ModivCare team to leverage the power of technology and our shared Total Care philosophy to continue to influence healthier outcomes and change lives for the better.”

Jefferies LLC is serving as exclusive financial advisor to ModivCare and Gibson, Dunn & Crutcher LLP is serving as ModivCare’s legal advisor. Moelis & Company LLC and J.P. Morgan Securities LLC are serving as financial advisors to CareFinders and Paul, Weiss, Rifkind, Wharton & Garrison LLP is serving as CareFinders’ legal advisor.

Conference Call

ModivCare will hold a conference call to discuss the acquisition of CareFinders on Monday, July 26, 2021, at 8:30 a.m. ET.

To access the conference call by phone, please dial:

●	US toll-free: 1 877-423-9820
●	International: 1 201-493-6749

The webcast and accompanying presentation can be accessed on the Company’s website: https://investors.modivcare.com/events-presentations/default.aspx.

The webcast also can be accessed here.

The conference call will be archived on the Company’s website.

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Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are predictive in nature and are frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. In addition, statements that are not historical statements of fact should also be considered forward-looking statements. Such forward-looking statements are based on current expectations, assumptions, estimates and projections about the Company’s business and the Company’s industry, and are not guarantees of the Company’s future performance. These statements are subject to a number of known and unknown risks, uncertainties and other factors, many of which are beyond the Company’s ability to control or predict, which may cause actual events to be materially different from those expressed or implied herein.

The Company has provided additional information in its Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) for the fiscal year ended December 31, 2020 and subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made and are expressly qualified in their entirety by the cautionary statements set forth herein and in our other filings with the SEC. We undertake no obligation to update or revise any forward- looking statements contained in this release, whether as a result of new information, future events or otherwise, except as required by applicable law.

About ModivCare

ModivCare Inc. (“ModivCare”) (Nasdaq: MODV) is a technology-enabled healthcare services company that provides a suite of integrated supportive care solutions for public and private payors and their patients. Our value-based solutions address the social determinants of health (SDoH), enable greater access to care, reduce costs, and improve outcomes. We are a leading provider of non-emergency medical transportation (NEMT), personal and home care, and nutritional meal delivery. ModivCare also holds a minority equity interest in CCHN Group Holdings, Inc. and its subsidiaries (“Matrix Medical Network”), which partners with leading health plans and providers nationally, delivering a broad array of assessment and care management services to individuals that improve health outcomes and health plan financial performance. To learn more about ModivCare, please visit www.modivcare.com.

Media:

Kate Zerone

Senior Manager, Communications

kate.zerone@modivcare.com

Investors:

The Equity Group

Kalle Ahl, CFA

kahl@equityny.com

RESPECT • TRUST • RELIABLE • COMPASSION • SAFETY • TRANSPARENCY

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